Exhibit 99

Dillard's, Inc. Reports Record First Quarter Net Income and Earnings per Share

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 13, 2011--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the thirteen weeks ended April 30, 2011. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Highlights of the thirteen weeks ended April 30, 2011 included:

  Record earnings per share of $1.31 for the first quarter compared to $0.68 for the prior year first quarter. Net income was a record $76.7 million for the thirteen weeks ended April 30, 2011 compared to $48.8 million for the thirteen weeks ended May 1, 2010.
  Repurchase of approximately $268.7 million (6.4 million shares) of Class A Common Stock, completing the authorization under both the 2010 and 2011 share repurchase programs.
  A comparable store sales increase of 2%.
  Improved gross margin from retail operations of 130 basis points of sales compared to the prior year first quarter.
  Operating expense savings of $4.3 million (60 basis points of sales).

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “We are extremely pleased to report a strong start to 2011 with record-setting operating results as well as the completion of our 2010 and 2011 share repurchase programs. These results speak for themselves and further affirm the success of our initiatives to create clear distinction at Dillard’s and to return value to our shareholders.”

Income

Dillard’s reported pretax income (income before income taxes and income on and equity in losses of joint ventures) of $115.7 million for the thirteen weeks ended April 30, 2011 compared to $77.1 million for the thirteen weeks ended May 1, 2010.

Net income for the thirteen weeks ended April 30, 2011 was $76.7 million, or $1.31 per diluted share, compared to net income for the thirteen weeks ended May 1, 2010 of $48.8 million, or $0.68 per share. Included in net income for the thirteen weeks ended April 30, 2011 is a $4.2 million pretax gain ($2.7 million after tax or $0.05 per diluted share) related to a distribution from a mall joint venture and non-cash pretax asset impairment and store closing charges of $1.2 million ($0.8 million after-tax or $0.01 per diluted share).

Included in net income for the thirteen weeks ended May 1, 2010 are non-cash pretax asset impairment and store closing charges of $2.2 million ($1.4 million after tax or $0.02 per share).

Net Sales/Total Revenues

Net sales for the thirteen weeks ended April 30, 2011 were $1.469 billion compared to net sales for the thirteen weeks ended May 1, 2010 of $1.454 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales, which exclude CDI, for the thirteen-week period ended April 30, 2011 were $1.456 billion compared to $1.429 billion for the thirteen-week period ended May 1, 2010. Total merchandise sales increased 2% during the first quarter in both total and comparable stores.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved approximately 130 basis points of sales during the first quarter primarily as a result of the Company’s positive comparable store sales performance of 2% combined with improved inventory management efforts resulting in decreased markdowns compared to the prior year. Inventory in comparable stores increased 4% at April 30, 2011 compared to May 1, 2010 as management has planned more aggressively in light of improved sales trends.

Consolidated gross margin (which includes CDI) improved 170 basis points of sales during the thirteen weeks ended April 30, 2011 compared to the thirteen weeks ended May 1, 2010.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) decreased approximately $4.3 million during the first quarter of 2011 primarily as a result of decreased net advertising expenditures. Operating expenses were $389.3 million (26.5% of sales) for the thirteen weeks ended April 30, 2011 compared to $393.6 million (27.1% of sales) for the thirteen weeks ended May 1, 2010.

Share Repurchase

During the thirteen weeks ended April 30, 2011, Dillard’s purchased $268.7 million (6.4 million shares) of Class A Common Stock, completing the authorization remaining under the Company’s $250 million 2010 share repurchase program as well as under the $250 million 2011 share repurchase program.

Total shares outstanding (Class A and Class B Common Stock) at April 30, 2011 and May 1, 2010 were 53.9 million and 69.7 million, respectively.

Credit Facility

As of April 30, 2011, there were no short-term borrowings outstanding under the Company’s $1.0 billion revolving credit facility. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. Letters of credit totaling $85.8 million were outstanding under the revolving credit facility as of April 30, 2011.

Store Information

Dillard’s has announced the upcoming closures of its Highland Mall location in Austin, Texas (190,000 square feet), its Decatur Mall location in Decatur, Alabama (128,000 square feet) and its Westminster Mall location in Westminster, Colorado (159,000 square feet). These locations are expected to close during the second quarter of 2011.

At April 30, 2011, the Company operated 294 Dillard's locations and 14 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at April 30, 2011 was 53.5 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13-Week Period Ended

	April 30, 2011		May 1, 2010

		% of Net Sales		% of Net Sales
	Amount		Amount

Net sales	$1,469.2	-	$1,453.6	-
Total revenues	1,498.8	102.0%	1,482.7	102.0%
Cost of sales	898.9	61.2	914.3	62.9
Advertising, selling, administrative and general expenses	389.3	26.5	393.6	27.1
Depreciation and amortization	64.0	4.4	63.7	4.4
Rentals	11.4	0.8	13.0	0.9
Interest and debt expense, net	18.3	1.2	18.9	1.3
Gain on disposal of assets	-	(0.0)	(0.1)	(0.0)
Asset impairment and store closing charges	1.2	0.1	2.2	0.1
Income before income taxes and income on and equity in losses of joint ventures
	115.7	7.8	77.1	5.3
Income taxes	42.7		27.3
Income on and equity in losses of joint ventures	3.7	0.3	(1.0)	(0.0)
Net income	$76.7	5.2%	$48.8	3.4%

Basic earnings per share	$1.33		$0.68
Diluted earnings per share	1.31		0.68
Basic weighted average shares	57.5		72.3
Diluted weighted average shares	58.5		72.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	April 30,	May 1,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$147.3	$305.3
Accounts receivable	21.5	55.1
Merchandise inventories	1,504.0	1,453.6
Other current assets	43.2	41.6
Total current assets	1,716.0	1,855.6

Property and equipment, net	2,547.9	2,717.9
Other assets	73.0	73.5

Total Assets	$4,336.9	$4,647.0

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$835.7	$793.4
Current portion of long-term debt and capital leases	51.4	3.5
Federal and state income taxes including current deferred taxes	101.6	80.1
Total current liabilities	988.7	877.0

Long-term debt and capital leases	707.6	769.1
Other liabilities	206.8	213.5
Deferred income taxes	328.9	339.7
Subordinated debentures	200.0	200.0
Stockholders' equity	1,904.9	2,247.7

Total Liabilities and Stockholders' Equity	$4,336.9	$4,647.0

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)
	13-Week Period Ended
	April 30, 2011	May 1, 2010
Operating activities:
Net income	$76.7	$48.8
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	64.5	64.2
Gain on disposal of property and equipment	-	(0.1)
Asset impairment and store closing charges	1.2	2.2
Excess tax benefits from share-based compensation	(2.4)	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	4.4	8.1
Increase in merchandise inventories	(213.9)	(152.9)
(Increase) decrease in other current assets	(0.6)	2.2
Decrease in other assets	0.8	2.1
Increase in trade accounts payable and accrued expenses and other liabilities	127.9	124.6
Increase (decrease) in income taxes payable	0.6	(18.9)
Net cash provided by operating activities	59.2	80.3
Investing activities:
Purchase of property and equipment	(17.0)	(8.4)
Distribution from joint venture	2.5	-
Proceeds from disposal of property and equipment	-	0.1
Net cash used in investing activities	(14.5)	(8.3)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.9)	(0.8)
Cash dividends paid	(2.4)	(3.0)
Purchase of treasury stock	(247.1)	(105.0)
Excess tax benefits from share-based compensation	2.4	-
Proceeds from stock issuance	7.3	0.4
Net cash used in financing activities	(240.7)	(108.4)
Decrease increase in cash and cash equivalents	(196.0)	(36.4)
Cash and cash equivalents, beginning of period	343.3	341.7
Cash and cash equivalents, end of period	$147.3	$305.3
Non-cash transactions:
Accrued capital expenditures	$2.4	$1.4
Stock awards	2.2	1.8

Estimates for 2011

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 28, 2012 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2011 Estimated	2010 Actual
Depreciation and amortization	$260	262
Rentals	46	51
Interest and debt expense, net	71	74
Capital expenditures	150	98

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965